UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2024

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Units	EPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

   Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.  Results of Operations and Financial Condition.

On July 30, 2024, Enterprise Products Partners L.P. (“Enterprise” or the “Partnership”) (NYSE:EPD) issued a press release announcing its financial and operating results for the three months ended June 30, 2024, and will hold a webcast conference call discussing those results.  A copy of the earnings press release is furnished as Exhibit 99.1 to this Current Report, which is hereby incorporated by reference into this Item 2.02.

Item 8.01.  Other Events.

The information presented in this Item 8.01 has not been reviewed by our independent auditors and is subject to revision as we prepare our consolidated financial statements as of and for the three and six months ended June 30, 2024.  This information is not a comprehensive statement of our financial results for the quarterly period ended June 30, 2024, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, final adjustments (if any) and other developments arising between now and the time that our financial results for the three and six months ended June 30, 2024 are finalized.

Unless the context requires otherwise, references to “we,” “us” or “our” within this Item 8.01 are intended to mean the business and operations of the Partnership and its consolidated subsidiaries.

Forward-Looking Statements

Certain matters discussed in this Current Report are forward-looking statements that involve certain risks and uncertainties, such as Enterprise’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  Enterprise disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Financial Highlights — Second Quarter 2024 Results (Unaudited)

On July 30, 2024, the Partnership announced its consolidated financial results for the three and six months ended June 30, 2024. The following table presents condensed consolidated financial highlights for the periods and at the dates indicated (dollars in millions, except per unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Selected Income Statement Data:
Revenues	$13,483	$10,651	$28,243	$23,095
Costs and expenses	(11,819)	(9,193)	(24,859)	(20,007)
Equity in income of unconsolidated affiliates	101	121	203	225
Operating income	1,765	1,579	3,587	3,313
Interest expense	(332)	(302)	(663)	(616)
Other, net	4	19	17	31
Income before income taxes	1,437	1,296	2,941	2,728
Provision for income taxes	(15)	(13)	(36)	(23)
Net income	1,422	1,283	2,905	2,705
Net income attributable to noncontrolling interests	(16)	(29)	(42)	(60)
Net income attributable to preferred units	(1)	(1)	(2)	(2)
Net income attributable to common unitholders	$1,405	$1,253	$2,861	$2,643
Earnings per unit, fully diluted	$0.64	$0.57	$1.30	$1.20

Gross Operating Margin by Segment:
NGL Pipelines & Services	$1,325	$1,110	$2,665	$2,322
Crude Oil Pipelines & Services	417	422	828	819
Natural Gas Pipelines & Services	293	238	605	552
Petrochemical & Refined Products Services	392	383	836	802
Total segment gross operating margin (1)	2,427	2,153	4,934	4,495
Net adjustment for shipper make-up rights (2)	(15)	28	(32)	21
Non-GAAP total gross operating margin	$2,412	$2,181	$4,902	$4,516

	June 30,	December 31,
	2024	2023
	(Unaudited)
Selected Balance Sheet Data:
Cash and cash equivalents (unrestricted)	$138	$180
Total assets	73,561	70,982
Total debt principal outstanding, including current maturities	30,621	29,021
Partners’ equity	27,989	27,673
Noncontrolling interests	808	1,086

(1)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in the Partnership’s quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(2)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in management’s evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

For the second quarter of 2024, depreciation, amortization and accretion expenses totaled $611 million and cash distributions received from unconsolidated affiliates were $131 million. In addition, for the second quarter of 2024, total capital investments were approximately $1.3 billion, which includes $245 million of sustaining capital expenditures.

Highlights of Second Quarter of 2024 Segment Results. Net income attributable to common unitholders of the Partnership for the second quarter of 2024 was $1.4 billion compared to $1.3 billion for the second quarter of 2023. On a fully diluted basis, net income attributable to common unitholders for the second quarter of 2024 was $0.64 per unit compared to $0.57 per unit for the second quarter of 2023. The Partnership reported total gross operating margin of $2.4 billion for the second quarter of 2024 compared to $2.2 billion for the second quarter of 2023.
Below is a review of each business segment’s performance for the second quarter of 2024.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for the second quarter of 2024 compared to $1.1 billion for the second quarter of 2023.

Gross operating margin from the natural gas processing business and related natural gas liquids ("NGL”) marketing activities was $386 million for the second quarter of 2024, an increase of 25 percent compared to $310 million for the second quarter of 2023. Total fee-based natural gas processing volumes increased 837 million cubic feet per day (“MMcf/d”), or 15 percent, to a record 6.5 billion cubic feet per day (“Bcf/d”) in the second quarter of 2024, compared to the second quarter of 2023. Total equity NGL-equivalent production volumes were 217 thousand barrels per day (“MBPD”) and 173 MBPD in the second quarters of 2024 and 2023, respectively. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from Permian natural gas processing facilities, including the Midland and Delaware Basin assets, increased $81 million primarily attributable to the addition of four natural gas processing plants that went into service during the last twelve months. These plants contributed to higher fee-based processing volumes and higher equity NGL-equivalent volumes for the Midland and Delaware Basin assets. These assets also benefited from higher average processing margins, primarily due to the impact of hedging. Midland Basin fee-based processing volumes increased 342 MMcf/d stemming from the addition of the Poseidon and Leonidas natural gas processing trains, which were placed in service in July 2023 and late March 2024, respectively. Midland Basin equity NGL-equivalent production volumes increased 23 MBPD. Delaware Basin fee-based processing volumes increased 359 MMcf/d benefiting from the addition of the Mentone 2 and Mentone 3 processing trains, which were placed in service in October 2023 and late March 2024, respectively. Delaware Basin equity NGL-equivalent production volumes increased 3 MBPD.

•
Gross operating margin from South Texas natural gas processing facilities increased $16 million primarily due to higher average processing margins, higher fee-based processing volumes, and lower operating costs. South Texas fee-based processing volumes increased 153 MMcf/d. Equity NGL-equivalent production volumes were essentially flat.

•
Gross operating margin from Rockies natural gas processing facilities increased $6 million primarily due to higher fee-based processing volumes, which increased 256 MMcf/d, and higher equity NGL-equivalent volumes, which increased 9 MBPD.

•	Gross operating margin from NGL marketing activities decreased $34 million primarily due to lower average sales margins, partially offset by higher sales volumes.

Gross operating margin from the NGL pipelines and storage business was $701 million for the second quarter of 2024, an increase of $103 million compared to the second quarter of 2023. Total NGL pipeline transportation volumes were a record 4.3 million barrels per day (“BPD”) in the second quarter of 2024, a 9 percent increase over the second quarter of 2023. Total NGL marine terminal volumes increased 15 percent, or 111 MBPD, to 876 MBPD for the second quarter of 2024, compared to the second quarter in 2023. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $21 million increase in gross operating margin. This includes the Mid-America, Seminole, Shin Oak, and Chaparral NGL pipeline systems. The variance was primarily driven by a 179 MBPD, net to our interest, increase in transportation volumes and higher average transportation fees.

•
Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $21 million increase in gross operating margin largely due to higher transportation revenues. Eastern ethane pipeline volumes decreased 48 MBPD.

•
Gross operating margin from the Enterprise Hydrocarbons Terminal (“EHT”) increased $18 million primarily due to a 72 MBPD increase in LPG export volumes and higher average loading fees. Gross operating margin from the Morgan’s Point Ethane Export Terminal increased $4 million primarily due to a 39 MBPD increase in export volumes. Gross operating margin from the Houston Ship Channel Pipeline System increased $9 million in connection with a 139 MBPD increase in transportation volumes.

•	Gross operating margin from the Mont Belvieu area storage complex increased $18 million primarily due to higher storage revenues.

Gross operating margin from the NGL fractionation business was $238 million for the second quarter of 2024 compared to $202 million for the second quarter of 2023. Total NGL fractionation volumes increased 253 MBPD to a record 1.6 million BPD for the second quarter of 2024, compared to the second quarter of 2023. The following highlights summarize selected variances within this business, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from our Mont Belvieu area NGL fractionation complex increased $25 million primarily due to a 216 MBPD, net to our interest, increase in fractionation volumes, partially offset by higher operating costs. The increase in volume and gross operating margin was primarily due to the addition of the 12th NGL fractionator at this facility, which was placed in service in July 2023. Fractionation volumes also benefited from the acquisition of the remaining 25 percent equity interest in EF78 LLC in February 2024.

Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $417 million for the second quarter of 2024 compared to $422 million for the second quarter of 2023. Gross operating margin for the second quarter of 2024 includes non-cash, mark-to-market gains of $8 million related to hedging activities compared to non-cash, mark-to-market losses of $7 million in the second quarter of 2023. Total crude oil pipeline transportation volumes were 2.5 million BPD in the second quarter of 2024 compared to 2.4 million BPD for the second quarter of 2023. Total crude oil marine terminal volumes were 977 MBPD this quarter, a 163 MBPD increase compared to the second quarter of 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•	Gross operating margin from crude oil activities at EHT increased $8 million primarily due to higher loading revenues. Crude oil marine terminal volumes increased 138 MBPD.
•
Gross operating margin from the Midland-to-ECHO system and related business activities increased $4 million. Transportation volumes, net to our interest, increased 153 MBPD primarily due to our acquisition of the remaining 20 percent equity interest in Whitethorn Pipeline Company LLC in February of 2024.

•
On a combined basis, our Texas in-basin crude oil pipelines, terminals and other marketing activities reported a $23 million decrease in gross operating margin primarily due to lower average sales margins and transportation fees, partially offset by higher sales volumes. Transportation volumes, net to our interest, increased 14 MBPD.

Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $293 million for the second quarter of 2024 compared to $238 million for the second quarter of 2023. Total natural gas transportation volumes were 18.3 trillion British thermal units per day (“TBtus/d”) in both the second quarters of 2024 and 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•
Gross operating margin from the Texas Intrastate System increased $36 million primarily due to higher capacity reservation and transportation revenues, partially offset by higher operating costs. Transportation volumes decreased 294 billion British thermal units per day (“BBtus/d”).

•	Gross operating margin from our natural gas marketing business increased $24 million primarily due to higher average sales margins.
•
Permian natural gas gathering, including Delaware Basin and Midland Basin Gathering Systems, reported a combined $5 million increase in gross operating margin primarily due to an 831 BBtus/d increase in gathering volumes, partially offset by higher operating costs.

•	Gross operating margin from Haynesville Gathering decreased $11 million primarily due to lower transportation volumes and revenues. Transportation volumes decreased 168 BBtus/d.
Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $392 million for the second quarter of 2024 compared to $383 million for the second quarter of 2023. Total segment pipeline transportation volumes were 946 MBPD in the second quarter 2024 compared to 837 MBPD in the second quarter of 2023. Total marine terminal volumes were 338 MBPD in the second quarter of 2024 compared to 283 MBPD for the second quarter of 2023. The following highlights summarize selected variances within this segment, with results for the second quarter of 2024 as compared to the second quarter of 2023:
•	Gross operating margin from our octane enhancement and related plant operations increased $14 million primarily due to higher sales volumes and revenues.
•
Propylene production and related activities reported a $6 million increase in gross operating margin. Our propylene production facilities reported higher propylene processing revenues and higher average sales margins that were partially offset by lower propylene sales volumes and higher operating costs. Total propylene and associated by-product production volumes were 96 MBPD, net to our interest, a 12 MBPD increase. This increase was driven by contributions from the propane dehydrogenation (“PDH”) 2 facility, which was placed in service in July 2023, and higher operating rates at our propylene splitters which experienced 57 days of downtime in the second quarter of 2023. The increases were partially offset by lower production at our PDH 1 facility which was down for 79 days during the second quarter of 2024 for planned maintenance.

•
Gross operating margin from our refined products pipelines and related activities decreased $8 million primarily due to lower average sales margins and lower fee-based revenues at our Beaumont terminal facility.

Capital Expenditures. Total capital spending in the second quarter of 2024 was $1.3 billion, which included $1.0 billion for growth capital projects and $245 million of sustaining capital expenditures. For 2024, the Partnership currently expects to invest approximately $3.5 billion to $3.75 billion for growth capital projects. For 2025, we currently expect to invest approximately $3.25 billion to $3.75 billion for growth capital projects. These amounts do not include capital investments associated with our proposed deep-water offshore crude oil terminal (the Sea Port Oil Terminal, or “SPOT”), which remains subject to a final investment decision. Sustaining capital expenditures are expected to be approximately $600 million in 2024. The approximately $50 million increase in expected sustaining capital expenditures in 2024 is primarily related to higher capital costs associated with the major turnaround at the PDH 1 facility, which was completed in June 2024.

Non-GAAP Financial Measure. We evaluate segment performance based on the non-generally accepted accounting principle (“non-GAAP”) financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP financial measure most directly comparable to total segment gross operating margin is operating income. The following table presents a reconciliation of total segment gross operating margin to operating income for the periods indicated (dollars in millions):

Enterprise Products Partners L.P.
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Total gross operating margin (non-GAAP)	$2,412	$2,181	$4,902	$4,516
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(581)	(545)	(1,163)	(1,078)
Asset impairment charges in operating costs and expenses	(4)	(3)	(24)	(16)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	(5)	2	(5)	4
General and administrative costs	(57)	(56)	(123)	(113)
Total operating income (GAAP)	$1,765	$1,579	$3,587	$3,313

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100% basis before any allocation of earnings to noncontrolling interests.

Enterprise to Expand LPG Export Capacity at EHT

In July 2024, we announced plans to move forward with the construction of a fourth refrigeration train at our Enterprise Hydrocarbon Terminal (“EHT”).  The addition of a fourth refrigeration train (“Ref 4”), which is expected to be placed into service by the end of 2026, will increase our propane and butane export capabilities by approximately 300 MBPD.  In addition to providing incremental liquefied petroleum gas (“LPG”) export capacity, Ref 4 will increase the instantaneous loading rates for propane and butane at EHT, while also making additional capacity available for propylene exports.

Enterprise Begins Initial Service on TW Products System

In March 2024, we placed into service the first phase of our Texas Western Products System (“TW Products System”) and began truck loading operations at our new Permian terminal in Gaines County, Texas.  This facility features approximately 900,000 barrels of storage for gasoline and diesel, and truck loading capacity of 10 MBPD.  Additionally, we placed into service and began truck loading operations at our Jal and Moriarty Terminals located in New Mexico during the second quarter of 2024.  We expect the Grand Junction Terminal located in Utah to be placed into service in the third quarter of 2024.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Enterprise Products Partners L.P. earnings press release dated July 30, 2024.
104	Cover Page Interactive Data File–the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.
	By:	Enterprise Products Holdings LLC, its General Partner

Date: July 30, 2024	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President and Chief Financial Officer of Enterprise Products Holdings LLC